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                                  EXHIBIT 99(E)


                                   FORM OF
             AMENDMENT NO. 1 TO AMENDED AGREEMENT AND PLAN OF MERGER


          This AMENDMENT NO. 1 TO AMENDED AGREEMENT AND PLAN OF MERGER dated as of October 18, 1995 (this "AMENDMENT") is among BRW STEEL CORPORATION, a Delaware corporation ("BARCO"), B & L ACQUISITION CORPORATION, a Delaware corporation and a wholly owned subsidiary of BarCo ("SUB"), and BLISS & LAUGHLIN INDUSTRIES INC., a Delaware corporation (the "COMPANY");


                              W I T N E S S E T H:

          WHEREAS, BarCo, Sub and the Company are parties to the Amended Agreement and Plan of Merger dated as of October 4, 1995 (the "MERGER AGREEMENT") pursuant to which BarCo has agreed to acquire all of the outstanding shares of the Company's Common Stock, $.01 par value per share, at a price of $9.50 per share;

          WHEREAS, the Merger Agreement provides that the Company shall file, no later than October 18, 1995, with the Securities and Exchange Commission ("COMMISSION") under the Securities Exchange Act of 1934, a proxy statement or information statement, as appropriate (the "PROXY STATEMENT");

          WHEREAS, BarCo, Sub and the Company have agreed to extend the time by which the Proxy Statement must be filed with the Commission to October 20, 1995;

          WHEREAS, the Merger Agreement provides that BarCo and the Company may terminate the Merger Agreement if the conditions to the obligations of the parties have not been satisfied or the Closing shall not have otherwise taken place by January 15, 1996;

          WHEREAS, BarCo, Sub and the Company have agreed to extend the date by which conditions must be satisfied and the Closing shall have occurred to January 31, 1996; and

          WHEREAS, BarCo, Sub and the Company have agreed to certain other matters incidental to the consummation of the transactions contemplated by the Merger Agreement.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained and other good and valuable consideration had and received, the parties to the Merger Agreement hereby agree as follows:



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          SECTION 1.     DEFINED TERMS.  All capitalized terms used and not
otherwise defined herein have the meanings assigned to such terms in the Merger Agreement.

          SECTION 2. AMENDMENTS TO MERGER AGREEMENT. The Merger Agreement is hereby amended as follows:

          2.02. SECTION 4.1 of the Merger Agreement is hereby amended by amending and restating the first sentence of such section in its entirety as follows:

          "The Company shall file, no later than October 20, 1995, with the Commission under the Exchange Act, and shall use its best efforts to have cleared by the Commission, and no later than five business days after such clearance shall mail to its stockholders, a proxy statement or information statement, as appropriate, and all amendments and supplements thereto required by law (the "Proxy Statement"), with respect to the Special Meeting (as such term is defined in Section 4.2)."

          2.02. SECTION 6.1(b)(vii) of the Merger Agreement is hereby amended by amending and restating such section in its entirety as follows:

          "(vii)  the conditions to the obligations of BarCo set forth in
          Article 5 have not been satisfied by January 31, 1996;"

          2.03. SECTION 6.1(c)(i) of the Merger Agreement is hereby amended by amending and restating such section in its entirety as follows:

          "(i)  if the Closing shall not have taken place by January 31, 1996;
          or"

          2.04. SECTION 6.1(c)(iii) of the Merger Agreement is hereby amended by amending and restating such section in its entirety as follows:

          "(iii) if the conditions to the obligations of the Company set forth in Article 5 have not been satisfied by January 31, 1996; or"

          2.05. SECTION 6.1(d)(i) of the Merger Agreement is hereby amended by amending and restating such section in its entirety as follows:

          "(i) if a court of competent jurisdiction or a governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action, in each case restraining, enjoining or otherwise prohibiting the Merger which is still in effect on January 31, 1996; or"



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          2.06.     SECTION 6.2(c) of the Merger Agreement is hereby amended by amending and restating such section in its entirety as follows:

          "(c) if the Board of Directors of the Company terminates this Agreement and abandons the Merger on account of the failure by BarCo to consummate the Merger by January 31, 1996 and all other conditions set forth in Article 5 hereof are satisfied, then the Company shall receive from BarCo as liquidated damages the sum (the "Company Damages Amount") of $2,000,000, unless BarCo shall have previously terminated under Sections 6.1(b) or (d) hereof."

          SECTION 3. DISBURSING AGENT. BarCo, Sub and the Company hereby select United States Trust Company of New York as the Disbursing Agent under
Section 1.5 of the Merger Agreement.

          SECTION 4. EMPLOYMENT AGREEMENTS. From and after the Effective Time, the Surviving Corporation shall assume and agree to perform the Employment Agreements, dated May 11, 1990, between the Company and each of the executives of the Company who are parties thereto, each as in effect as of October 4, 1995 (the "Employment Agreements") in the same manner and to the same extent that the Employer (as defined in the Employment Agreements) would be required to perform if the Merger had not taken place.

          SECTION 5.     MISCELLANEOUS.

          5.01. APPLICABLE LAW. This Amendment and the legal relations between the parties hereby shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflict of laws rules thereof.

          5.02. COUNTERPARTS. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall be deemed to be one and the same instrument.

          5.03. SECTION HEADINGS. The descriptive headings contained herein are for convenience of reference only and shall not effect in any way the meaning or interpretation of this Amendment.

          5.04. RATIFICATION. The Merger Agreement as hereby amended is in all respects ratified and confirmed, and all of the rights and powers created thereby or thereunder shall be and remain in full force and effect.


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          IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first above written.


                         BRW STEEL CORPORATION



                         By:
                            ------------------------------------------
                            Co-Chairman


                         B & L ACQUISITION CORPORATION



                         By:
                            ------------------------------------------
                            President


                         BLISS & LAUGHLIN INDUSTRIES INC.



                         By:
                            ------------------------------------------
                            President, Chief Executive Officer
                            and Chairman of the Board





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